Exhibit 10.7

SOURCE AGRICULTURE CORP.

3064 Silver Sage DR STE 150
Carson City, Nevada
United States 89701

December 1st, 2024

Johann Christian Grundling (“Chris Grundling”)

Re: Employment Agreement

Further to our discussions, we are pleased to offer you employment with Source Agriculture Corp. (the “Company”), on the terms described in this letter (this “Agreement”).

Employment and Duties

1.	Your employment will commence on December 1st, 2024.

2.	You will begin your employment in the position of Chief Financial Officer, which shares the same roles and responsibilities as those performed under the title Treasurer. During your employment, the Company may change your position, title, duties, responsibilities or reporting relationships as it deems appropriate from time to time, consistent with your qualifications, skills and experience.

3.	You agree that during your employment with the Company, you will:

a.	diligently and to the best of your abilities perform the duties and exercise the responsibilities assigned to you from time to time by the Company; and

b.	deal at all times in good faith with the Company and its employees, clients and suppliers.

4.	You represent that you have the required skills, experience and qualifications to perform the duties and exercise the responsibilities that will be required of you under this Agreement.

5.	You agree that it is a term of this Agreement that you remain a member on good standing of the Chartered Professional Accountants of Alberta.

6.	You confirm that you have never been convicted of a criminal offence and that you have never become bankrupt or the subject of bankruptcy proceedings under the Bankruptcy and Insolvency Act, RSC 1985, c. B-3.

Salary

7.	Your starting salary will be $1,500 per month. Your salary will be paid monthly, less payroll deductions.

8.	Your salary and job performance will be reviewed from time to time during your employment.

Bonus

9.	The Company may, in its sole discretion, provide you with a bonus from time to time. The Company may determine the payment date of any such bonus in its sole discretion.

10.	You will not be eligible to receive any such bonus if, as of the payment date:

a.	you are no longer employed by the Company; or

b.	you have given or received notice that your employment will terminate on or after the payment date.

11.	For greater clarity, if the payment date occurs during any period for which payment of wages in lieu of notice has been provided to you, you will not be eligible to receive any suchbonus.

Policies

12.	You agree to comply with and be bound by the policies that are issued by the Company from time to time. It is agreed that the introduction, amendment and administration of such policies are within the sole discretion of the Company. If there is a direct conflict between this Agreement and any such policy, this Agreement shall prevail to the extent of the inconsistency.

Confidential Information

13.	In this Agreement, “Confidential Information” means information disclosed to, used by, developed by, or made known to you in the course of your employment which is not generally known by persons outside the Company including, but not limited to, information(printed, electronic or otherwise) pertaining to the Company’s past, present, future and contemplated clients, contracts, assets, operations, methods, facilities, equipment, technology, research, marketing methods or strategies, personnel, finances, inventions, routines, policies, and business procedures.

14.	You acknowledge that you will have access to and be entrusted with Confidential Information in the course of your employment, and that the business of the Company would be irreparably harmed if such Confidential Information were disclosed to, or used by, anyperson outside the Company.

15.	You acknowledge and agree that the right to maintain the absolute secrecy of theConfidential Information is a proprietary right the Company is entitled to protect.

16.	You covenant and agree that you will not, except as required by law, either during the termof your employment or at any time thereafter, directly or indirectly, by any means whatsoever,divulge, furnish, provide access to, or use for any purpose other than the purposes of the Company, any Confidential Information.

Injunctive and Other Relief

17.	You agree that a breach by you of the Confidential Information set out above would result in irreparable harm to the Company that could not adequately be compensated by way of a damage award. You agree that in the event of any such breach, in addition to all other remedies available at law or in equity, the Company shall be entitled as a matter of right to obtain from a court of competent jurisdiction such relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with such covenants.

Termination of Employment

18.	The Company may terminate your employment for cause, without any notice, payment in lieu of notice, or severance compensation.

19.	The Company may terminate your employment without cause, and without further obligation, by providing you with:

a.	one (1) week of notice or salary in lieu of notice if your employment is terminated without cause during or at the end of your first three (3) months of employment; or

b.	two (2) weeks’ notice or salary in lieu of notice, plus one (1) additional week of notice or salary in lieu of notice for each complete and consecutive year of employment with the Company, up to a maximum of twelve (12) weeks’ notice or salary in lieu of notice in total, if your employment is terminated without cause after the completion of your first three (3) months of employment.

20.	You may resign from your employment by providing the Company with two (2) weeks’ written notice. Where you provide the Company with notice under this provision, the Company may waive such notice, in whole or in part, in which case your employment will terminate on the earlier date specified by the Company. If this occurs, the Company will payyou the salary you would have received for the balance of the two (2) week notice period.

21.	Upon termination of your employment with the Company, for any reason:

a.	the Company will pay you all wages owing to you up to and including your last day of employment (the “Termination Date”);

b.	all originals and copies, whether in the form of paper or electronic media, of all files, records, information, Confidential Information, documents, and any other material that in any way touches upon the business, clients, personnel or operations of the Company shall remain the property of the Company, and shall promptly be delivered by you to our office. No copy, duplication or reproduction of any kind whatsoever shall be made of such materials without the express written consent of the Company.

22.	You acknowledge that the termination provisions set out above are fair and reasonable, and that upon fulfilment by the Company of its obligations under this Agreement, the Company shall have no further liability or obligation to you and you shall have no action, cause of action, claim or demand against the Company or its partners or employees as a result of the termination of your employment.

Pre-existing Obligations

23.	You represent by your acceptance of this offer that the performance of all of the terms of this offer and your employment by the Company does not and will not breach any common law, contractual or statutory obligation that you owe to any other employer. Further, you are hereby directed by the Company to comply with any and all common law, contractual and statutory obligations that you owe to any other employer.

Employee Personal Information

24.	During the course of your employment, the Company may collect employee personal information about you, where it is reasonable for us to do so for the purposes of establishing, managing and/or terminating our employment relationship. The Company may use and disclose your employee personal information only for those purposes, or as permitted or required by law.

Additional Terms

25.	The terms of this Agreement shall remain in effect throughout your employment, notwithstanding any changes to your title, position, duties, responsibilities, salary or compensation.

26.	You agree that all restrictions contained in this Agreement are reasonable and valid and you hereby waive any and all defences to their strict enforcement.

27.	You agree that you have been given the opportunity to read this Agreement, and to obtain independent legal advice prior to signing it.

28.	All paragraphs and covenants contained in this Agreement are severable, and in the event that any of them is held to be invalid, unenforceable or void by a court of a competent jurisdiction, such paragraphs or covenants shall be severed, and the remainder of this Agreement shall remain in full force and effect.

If this offer of employment is acceptable to you, please sign the enclosed copy of this letter in the designated space below and return it to me.

Yours very truly,

Source Agriculture Corp.

/s/ Amanpreet Gill
Amanpreet Gill
Chief Executive Officer, President, Secretary and Director

I accept the offer of employment described in this letter.

12/05/2024
Date	Signature

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